Oppenheimer Main Street Fund,
a series of Oppenheimer Main Street Funds
N-SAR Exhibit – Item 77I

Oppenheimer Main Street Funds (the “Registrant”), a Delaware statutory trust, was formerly organized as Oppenheimer Main Street Funds, Inc., a Maryland corporation.  “Appendix J – Summary Comparison of Governing Documents and State Law,” which describes the general effect of the conversion to a Delaware statutory trust on the rights of all shareholders, is included in the Definitive Proxy Statement of the Registrant on Schedule 14A filed with the Securities and Exchange Commission on December 14, 2011 (Accession Number 0000728889-11-001558) and is hereby incorporated by reference in response to Item 77I of the Registrant’s Form N-SAR.